EXHIBIT 10.7
[LETTERHEAD]

TO:	[Name]
FROM:	Gary Smith, SVP, Human Resources
DATE:	February 19, 2015
RE:	Notice of an Amendment Made to Certain LTIP Awards

I am pleased to inform you that on February 18, 2015, the Audit and Conflicts Committee of the Board of Directors of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P. (the "Partnership"), amended all Restricted Unit and Phantom Unit awards granted under the 2008 Enterprise Products Long-Term Incentive Plan (Third Amendment and Restatement) and the Enterprise Products 1998 Long-Term Incentive Plan (each, an "LTIP," and together, the "LTIPs") that were outstanding and unvested on February 17, 2015, to provide that the term "Qualifying Termination", as used in an award agreement, includes a termination of your service with Enterprise Products Company (the "Company") and its affiliates (including the Partnership) due to your retirement on or after reaching age 55, provided that the sum of your age and credited service with the Company and its affiliates on your retirement date equals or exceeds 85 (the "Rule of 85").

The Rule of 85 is in addition to the provision in your LTIP award agreement that provides that your retirement on or after reaching age 62 with 10 or more years of credited service is a Qualifying Termination.  However, please note that the other requirements for a 62 + 10 retirement to be a Qualifying Termination, i.e., your giving prior notice of your retirement date, executing a Retirement and Release Agreement, and complying with the applicable retirement policies of the Company and its affiliates in effect at the time of your 62 + 10 retirement continue to apply and also apply for a Rule of 85 retirement to be a Qualifying Termination event.

At this time, the Company intends to include both the 62 + 10 retirement and the Rule of 85 retirement as Qualifying Termination events in future LTIP grants of Phantom Units and Restricted Units made.  You will be notified of any change to this policy.

You should keep this notice of the Rule of 85 amendment that has been made to your affected LTIP grant(s) in your appropriate personal files.  If you have any questions regarding this new benefit, please contact ____________ at ____________.